SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of report (Date of earliest event reported) :             January 28, 2003


                               KEYSPAN CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


                                    New York
                 (State or Other Jurisdiction of Incorporation)


       1-14161                                              11-3431358
(Commission File Number)                       (IRS Employer Identification No.)

175 East Old Country Road, Hicksville, New York                          11801
   One MetroTech Center, Brooklyn, New York                              11201
   (Address of Principal Executive Offices)                           (Zip Code)

                        (516) 545-4479 (Hicksville)
                        (718) 403-2000 (Brooklyn)
              (Registrant's Telephone Number, Including Area Code)


                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

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Cautionary Language Concerning Forward-Looking Statements
---------------------------------------------------------

     Certain statements contained herein are forward-looking statements, which reflect numerous assumptions and estimates and involve a number of risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

     There are possible developments that could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     Among the factors that could cause actual results to differ materially are: general economic conditions, especially in the Northeast United States; available sources and costs of fuel; volatility of energy prices in a deregulated market environment as well as in the source of natural gas and fuel used to generate electricity; potential write-down of our investment in natural gas properties when natural gas prices are depressed or if we have significant downward revisions in our estimated proved gas reserves; federal and state regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structure; our ability to successfully reduce our cost structures; implementation of new accounting standards; the degree to which we develop unregulated business ventures, as well as federal and state regulatory policies affecting our ability to retain and operate those business ventures; our ability to identify and make complementary acquisitions, as well as the successful integration of those acquisitions; inflationary trends and interest rates; and risks detailed from time to time in reports and other documents filed by us with the Securities and Exchange Commission.

Item 5.           Other Events.
                  ------------

          On January 28, 2003, KeySpan Corporation ("the Company") issued a press release concerning, among other things, its consolidated earnings for the year ended December 31, 2002.

          The Company's press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.
             ------------------------------------------------------------------

         (c)      Exhibits

                  (1) Press Release of the Company dated January 28, 2003.




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Item 9.           Regulation FD Disclosure
                  ------------------------

     On January 28, 2003 the Company held a telephonic meeting with analysts to discuss, among other things, its consolidated earnings for the year ended December 31, 2002. The following is a copy of the script used at this meeting:


      Comments for 2002 Year End & Fourth Quarter Earnings Conference Call
                       Tuesday, January 28, 2003 @ 3:00PM


Dial In # 1- 888-552-7850                 International Dial in #: 706-645-9166
Replay #: 1- 800-642-1687                 International Replay #:  706-645-9291

                               Conference ID #: 7293456

The replay will last through February 3, 2003



1.         Introduction (Mike Taunton)


o    Welcome to KeySpan's 2002-Year End Earnings Conference Call.

o As is our normal conference call format - Bob Catell will open and close the call with comments on earnings and an update on recent developments. Wally Parker will provide an operational update on our regulated operations. Robert Fani will provide an operational update on our unregulated operations. And Gerry Luterman will follow with a discussion of our financial results. We will take questions and end the call at 3:30 PM. Also with us today are other officers and members of our Finance Team.

o A copy of the Earnings Press Release is available on our web site if you have not already received an email or fax copy.

o An online web cast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.


And now, our Chairman and CEO, Bob Catell


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2.         Opening Comments (Robert Catell)

Thanks, Mike, and good afternoon. I am pleased to report on a strong finish to another solid year of effectively executing on our focused strategy of growing our core gas, electric and energy services businesses. As you know, the fourth quarter is a significant contributor to our annual earnings - specifically due to the contribution from our core gas distribution business. With the start of the winter heating season, we achieved outstanding results from our gas business. In addition, during the quarter, we achieved profitability within our energy services business.

Let me begin with a discussion of our record earnings.

Results
-------

On a consolidated basis, 4th Quarter earnings from continuing operations, driven by strong operating results, were $147.1 million, or $1.03 per share --, as compared to earnings of $94.9 million, or $0.68 per share in the fourth quarter of 2001--excluding 2001 special items. For the full year 2002, earnings from continuing operations were $391.6 million, or $2.77 per share, versus earnings of $338.8 million, or $2.45 per share, last year - excluding special items. - An operational increase of approximately 13%.

Fourth quarter results were driven by a strong performance across all of our business units. Our core gas business recorded a stronger EBIT contribution given the colder weather and continued customer conversions to natural gas. Results were enhanced by a solid performance in the electric business and a profitable energy services business, and the recent increase in gas commodity prices realized by the Company's exploration and production operations.

During 2002, we had a number of accomplishments that enhanced the focus of our long-term growth strategy...

- Our gas business continued to grow at record levels converting thousands of customers to gas and achieving a record $64.2 million in new gross profit margin.

- On Long Island, we completed the installation of approximately 160 megawatts of new electric generating peaking units - ahead of schedule.

- We continued to make significant progress on the construction of the new 250 MW expansion at Ravenswood. We completed the permitting process and construction is progressing according to schedule for completion by the end of 2003.

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-    And on Long Island,  we completed the public hearing phase of the Article X siting process for our proposed 250 MW Spagnoli Road generating facility and expect a favorable decision sometime in the very near future. We continue to negotiate a power purchase agreement with LIPA.


- We reached an agreement with LIPA to extend the Generation Purchase Right Agreement on our Long Island power plants for three years until May 2005 - and extended the Transmission and Distribution Management Services Agreement, 31 months, through December 2008.

-    We also achieved profitability in our Energy Services Business

- We continued to move forward on the Islander East Pipeline with the Federal Energy Regulatory Commission (FERC) issuing an Order approving the project. We continue to work with Connecticut to obtain the required local permits.

- In terms of our non-core assets, we completed the sale of the Midland barge business - right on schedule. In addition, we monetized a piece of our exploration and production joint venture to THX.



- Turning to the financial side, we improved our debt to capitalization ratio -calculated per Rating Agencies methodology- from 66% in 2001 to 63% in 2002 through the issuance of $460 million of MEDS and the use of proceeds from the asset sales to reduce our debt levels, and...

- We further improved our balance sheet and financial ratios by our recent equity issuance earlier this month.

- And lastly, we paid an annual dividend of $1.78 with a yield of approximately 5%.

At this time, I will turn the call over to Wally Parker who will review our regulated operations.


3.         Regulated Operations -  (Wally Parker)

Thank You, Bob, and good afternoon.

The operational highlights of our regulated business will focus on our core gas and electric businesses... Starting with the gas distribution business...

     Our gas distribution business recorded an increase in EBIT of approximately $30 million in the fourth quarter - the start of the winter heating season - when weather was both colder than normal and last year. This added to the strong performance of $524 million in EBIT achieved by this business segment throughout the year.

     In 2002, we achieved record sales growth despite the challenge of warmer weather experienced earlier in the year. Results were $32 million higher than 2001 due to the continued conversions of customers to gas, the recent cold weather experienced, as well as the benefit of the elimination of goodwill amortization.

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


     New Customer growth in 2002 exceeded the levels achieved in 2001. We have completed more than 57,000 gas installations, which should add approximately $64 million in new gross profit margin. This record level amounts to a 5% increase above last year's record level.

     o In New York, we have added approximately $17 million in new gross profit margin

     o On Long Island, we have added approximately $23 million in new gross profit margin

     o And, in our New England territory, we have added $24 million in new gross profit margin

     In addition to the new customer growth achieved, results were enhanced by the recent cold weather. Weather in the quarter was approximately 8% colder than normal across all of our territories, and approximately 30 to 40% colder than last year in New York and New England. The colder weather added approximately $4 million to the quarter as compared to forecast -- offsetting the impact of warmer weather experienced earlier in the year - reducing the annual impact to approximately $30 million against forecast. In comparison to 2001, the colder weather added approximately $20.0 million in EBIT to the quarter

     And, we are happy to report that the cold weather has continued into 2003. In fact, we recently announced that the Company broke gas sendout records in all three of our service territories - with send out being up anywhere from 35 to 70% compared to normal for this time of year.

Moving to electric...

     Our electric business -- for the year, reported EBIT that exceeded last year's results by $26.2 million. These results reflect:

1.   the strong performance of our Ravenswood facility

2. the stable performance of our electric service contracts with the Long Island Power Authority

3. the contribution from our newly installed peak generating units - which contributed approximately $13 million in EBIT for the year, and

4.   the benefit of the hot weather experienced during the summer



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


     The hot weather produced new record electric demand on both Long Island and in New York City. Our Long Island generation responded to this record demand by being available more than 97% during the important summer peak months. The Long Island generating units operating under the LIPA Power Supply Agreement (PSA) contract generated approximately 12,600 GWh (GigaWatt Hours) of electricity during 2002, which is only 1% less than last year despite the addition of 400 MW of competing generating units to the LIPA supply. In addition, our Northport #4 generating unit completed a record 267 consecutive days of operation - the longest consecutive operation in 15 years

     In New York City, the Ravenswood steam units generated 4,930 GWh of electricity in 2002, which is the largest amount in ten years. In addition, the Station's heat rate has improved 2.6% since 2001. - Needless to say - a very good year for our generating units on Long Island and in New York.

     One of the key drivers to the superior performance of our generation facilities is the intense generation plant maintenance program that we have in place -- a program that continues in preparation for next summer's demand. In fact during the quarter, we began our planned overhaul of the 970 MW unit at Ravenswood - and are progressing on schedule with an anticipated return to service at early next month.

     All in all, an excellent year for our electric business...

At this point, let me turn it over to Bob Fani to review our unregulated operations.


4.         Unregulated Operations -  (Robert Fani)

Thank You, Wally, and good afternoon.

Continuing with our discussion of Ravenswood...In terms of the energy margins at Ravenswood, we achieved average peak spark spreads for the year of approximately $25 per MWhr (megawatthour) that we were projecting.

     In terms of capacity revenues for the year, which were impacted by the ISO methodology artificially creating excess capacity in NY -- we realized capacity revenues that were lower than forecast and last year. The decrease in capacity revenues was partially offset by the favorable level of energy sales.

     Moving to KeySpan Energy Services, which is primarily comprised of the operations of Home Energy Services and Business Solutions. Strong quarterly results were driven by a positive contribution from our Business Solutions companies and were enhanced by an increase in service contract sales at our Home Energy Services Business. The Business Solutions segment growth stems from more efficient operations, as well as an improvement in margins associated with the work performed on our significant backlog of projects. In addition, Home Energy Services increased service contract sales through an aggressive marketing campaign that was initiated during the quarter and began to exit the commodity business.

     Year-end results reflect an improvement from 2001.In 2002, we have taken significant steps toward improving the efficiency of the businesses. During the year, results were impacted as we

     -    shifted our focus away from the low profit retail commodity sales

     - recently announced that we pulled out of the electric retail market on Long Island, and

     - Incurred additional expenses in reducing our overhead costs by consolidating our unregulated call center facilities to effectively utilize our corporate resources, and exited the Westchester marketplace. We anticipate that these restructuring initiatives will reduce overhead costs going forward.


     We continue to analyze this business and identify opportunities for increased profitability through both additional revenue producing activities and operational efficiencies. We look for profitability to continue into the future
- forecasting 2003 EBIT in the range of $10 to $20 million - most of which - given the cyclical nature of this business -- will be recognized in the last 3 quarters of the year, as the first quarter is expected to breakeven.

Moving to Energy Investments...

Our Energy Investment segment - which includes our E & P operations, pipeline and other investments -- reported a fourth quarter EBIT of $50.7 million primarily due to the recent increase in gas commodity prices realized in our E&P operations. However, the Energy Investments segment reported EBIT of $128.3 million for the year ended December 31, 2002 - a modest decline of $13 million from the same period last year due to lower gas prices realized by our E&P operations earlier in the year.

Our E & P operations reported a 21% increase in average realized gas prices from $3.36 per Mcf to $4.05 per Mcf in the fourth quarter as compared to last year and achieved a 10% increase in fourth quarter production from 24 Bcfe in 2001 to
26.4 Bcfe in 2002. For the year, our E&P operations reported a 24% decrease in average realized gas prices from $4.24 per Mcf in 2001 to $3.23 per Mcf in 2002. Annual production was increased by 13% from 94 Bcfe in 2001 to 106 Bcfe.

     To address this gas price volatility, the Houston Exploration Company uses hedges for a large portion of its production. At year end 2002, THX has hedged approximately 65% of 2003 production at a weighted average floor price of $3.42 per MMBtu and weighted average ceiling price of $4.55 per MMBtu. In addition, THX has started its 2004 hedging program, by hedging approximately 20% of 2004 production at a weighted average floor price of $3.50 per MMBtu and weighted average ceiling price of $4.75 per MMBtu.

     We continue to be focused on our commitment to monetize our non-core assets. In 2002, we completed the sale of Midland Enterprises and monetized a portion of the assets related to our joint venture drilling program entered into with The Houston Exploration Company. The divestiture of these assets is consistent with our strategy and commitment to concentrate on our core businesses. We continue to assess the markets for monetization opportunities that will benefit our shareholders.

At this point, I will turn it over to Gerry for a more detailed financial review of our results.

5.         Earnings Results -  (Gerry Luterman)

Thanks Bob and good afternoon.


     Our fourth quarter consolidated results from continuing operations less preferred stock dividends were $1.03 per share -- compared to $0.68 per share earned in the fourth quarter of 2001-- excluding 2001 special items. On a consolidated year to date basis, earnings from continuing operations less preferred stock dividends were $2.77 per share - a 13% increase from the $2.45 per share earned in the year ended December 31, 2001. These results slightly exceed the high end of the guidance issued to you in 2002.

     In addition to the favorable results of our operating business segments, quarterly and annual results were also enhanced by the benefit of lower interest expenses and the expected elimination of goodwill amortization.

     Including 2001 special items, consolidated year-end earnings for 2001 from continuing operations less preferred stock dividends were $1.72 per share.

     In terms of comparing our core and gas exploration and production results - excluding special items, 2002 consolidated earnings of $2.77 per share consists of $2.43 per share from core operations compared to $1.81 per share in 2001 and $0.34 per share from the exploration and production operations compared to $0.64 per share in 2001. Fourth quarter consolidated earnings of $1.03 per share consists of $0.91 per share from core operations compared to $0.58 per share in 2001 and $0.12 per share from the exploration and production operations compared to $0.10 per share in 2001.

Since Wally and Bob have already addressed the key drivers of these results by segment, let me discuss some key financial matters for the quarter and the year.

     o We all know that the interest rates came down this year. The Company benefited from lower interest expense attributable to lower interest rates on commercial paper, and the benefit of interest rate swaps used to optimize the Company's mix of fixed and variable debt.

     o In early November 2002, we terminated two interest rate swap agreements with an aggregate notional amount of $1.0 billion and received $81million from our swap counter-parties, of which $23 million represents accrued interest. The difference between the termination settlement amount and the amount of accrued interest, $58 million, will be amortized to earnings as an adjustment to interest expense.

     o In 2002, we recorded capital expenditures of $800 million as compared to $825 million recorded in 2001 - a decrease that reflects our focus on capital efficiency that is projected to continue into 2003. Our capital investments, as expected, increased to $300 million from $175 million recorded last year due to investments in our new generation on Long Island and our expansion at Ravenswood.

For comparison purposes, our average common shares outstanding for the year ended December 31, 2002 increased by 2.2% from 138.2 million shares in 2001 to
141.3 million shares in 2002 from shares issued through the Company's Dividend Reinvestment and Employee Stock Purchase Plans. This increase in average common shares outstanding reduced earnings per share in 2002 by $0. 06 per share compared to the corresponding period in 2001.

     o For 2003, we are forecasting an average of 158 million shares due to the impact of the recent equity issuance

     o The GAAP debt-to-total capitalization ratio as of December 31, 2002 was 67% -- about the same as at year-end 2001 due to the debt GAAP treatment of the $460 million of MEDS securities issued early 2002. When calculated with the pro-forma "Rating Agency " methodology, the debt-to-total capitalization ratio was reduced to about 63%. Our fixed to floating rate debt ratio at year end 2002 was approximately 80% fixed, 20% floating

     In addition, we recently issued approximately 13.9 million shares of common stock; the net proceeds of approximately $473 million will initially be used to pay down short-term debt. The short-term debt reduction will reduce our debt to total capitalization ratio by approximately 450 basis points. We intend to further mitigate the dilutive effect of this issuance by retiring longer-term higher interest rate debt and we are currently evaluating our options and developing a plan to accomplish this.

     o Our Board declared a quarterly cash dividend of $0.445 per share, payable February 1st to shareholders of record on January 15. Our annual dividend is $1.78 per share - which currently yields approximately 5%.

     o In addition, during February Deliotte & Touche will finish the remainder of its annual audit work and we anticipate filing the 10K in early March

     o In concluding, 2002 was a very good year from a financial perspective as reflected by our record earnings. It was also a very good year for strengthening our balance sheet in order to continue our strong credit ratings.

I will now turn it back to Bob for some closing comments.



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

Closing Comments (Robert Catell)

Thank you Gerry for the financial update. 2002 was an excellent year for our company despite the issues that our industry was challenged by - we continued to grow our core businesses, monetized some of our non-core assets and we took a number of steps that strengthened our financial position. Our strategy is sound as we expect to continue to aggressively grow core revenues, operate more efficiently - by reducing our O&M expenses to minimize the impact of the recent equity sale, and monetize our non-core assets. This continued execution of our strategy into 2003 and beyond -- will enhance value to our shareholders.

Thank you.

Mike Taunton - At this time, we would be happy to take your questions or follow up with you after the call on more detailed questions.

(After Questions)

Well, if there are no more questions, I would like to thank you for your interest in KeySpan.









































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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           KEYSPAN CORPORATION

Dated: January 28, 2003                    By:      /s/Gerald Luterman
                                                    ------------------
                                           Name:    Gerald Luterman
                                           Title:   Executive Vice President and
                                                    Chief Financial Officer














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                                INDEX TO EXHIBITS
                                -----------------


Exhibit No.          Exhibit                                               Page
-----------          -------                                               ----

  99.1               Press Release dated January 28, 2003                    14








































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